Exhibit 99.1

Hexcel Corporation Two Stamford Plaza | 281 Tresser Blvd., 16th Floor Stamford, CT 06901 USA www.hexcel.com

NEWS RELEASE

Tom Gentile Appointed CEO & President at Hexcel Corporation

Nick Stanage to transition to Executive Chairman role

STAMFORD, Conn., April 9, 2024 – Hexcel Corporation (NYSE: HXL) announced today that following a comprehensive succession process, its Board of Directors has appointed Thomas C. Gentile III as Chief Executive Officer & President of Hexcel Corporation, effective May 1. He also is expected to be appointed to the Board of Directors following the annual shareholder meeting on May 2.

He will succeed Chairman, CEO & President Nick Stanage who worked closely with the Board on his desire to retire at the end of the year. Mr. Stanage will become Executive Chairman of the Board to ensure a smooth and successful transition until his retirement on December 31, 2024.

Mr. Stanage said, “Today, Hexcel is well positioned with the right strategy, an incredibly talented team and a clear roadmap to continue driving innovation across our differentiated portfolio while delivering sustainable, long-term growth for shareholders. I am confident that this is the right time to transition to a new leader who will continue propelling the business forward and executing against our financial targets. With his significant leadership and aerospace industry experience and composites knowledge, Tom is ideally suited to lead Hexcel into the future. I look forward to working closely with him in my role as Executive Chairman to ensure a seamless transition.”

Mr. Gentile, 59, is an experienced CEO with a demonstrated record of growing and transforming technology-focused businesses in aviation, health care and financial services. Most recently, he served as President and Chief Executive Officer of Spirit AeroSystems from 2016 to 2023. Previously, he held a succession of leadership roles at GE across the U.S., France and Australia including President & Chief Operating Officer of GE Capital, President & CEO of GE Healthcare Systems, and President & CEO of GE Aviation Services. Currently, he serves as Executive Advisor to the Dean of the Barton School of Business and formerly was Chair of the Aerospace Industries Association (AIA) in 2023. He serves on the Board of Advisors to the Smithsonian National Air and Space Museum, is president-elect of the Wings Club Foundation, and is involved with numerous charitable organizations. Mr. Gentile earned a degree in economics and an MBA, both from Harvard University, and he studied international relations at the London School of Economics.

Mr. Stanage joined Hexcel in 2009 as President and was appointed Chief Operating Officer in 2012, Chief Executive Officer in 2013, and Chairman of the Board in 2014. His successful career

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also includes leadership positions at Dana Holding Corporation and Honeywell.

Hexcel Lead Director Jeffrey C. Campbell said, “Under Nick’s leadership, Hexcel has further established itself as a global leader in advanced lightweight composite materials. He has helped enhance shareholder value, built a talented leadership team, and nurtured a resilient culture that will provide a strong foundation as Tom joins the company. The Board conducted a rigorous succession planning process, and we are pleased to have found in Tom a seasoned executive with deep knowledge of the aerospace industry, including both the airframe and jet engine markets, along with substantial operational expertise and a strong focus on customers and shareholders. We are confident that Hexcel has a bright future with Tom at the helm leading the company forward.”

Mr. Gentile said, “It is a privilege and an honor to succeed Nick and build upon the incredible operational foundation and culture he and the team have established. I have long admired Hexcel and been impressed by the company’s strong customer relationships and commitment to innovation. I am excited to work with Nick, the Board and the management team and to continue the impressive momentum underway at Hexcel.”

Mr. Stanage concluded, “I am proud of all that we have accomplished at Hexcel, and I want to thank our One Hexcel team for their phenomenal support and commitment over the last 14 years. It has been an incredible honor to lead the Hexcel team, which is the most talented I have ever known. I am convinced that Tom will now provide great leadership for the next step in the journey and that he will take Hexcel to new heights and a highly successful future.”

Reaffirming 2024 and Mid-Term Guidance

The Company reaffirmed its 2024 and mid-term financial guidance, as detailed in its Form 8-K filed with the SEC today.

Learn more about Tom Gentile

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composite technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

Contacts

Kaye Veazey | Senior Vice President, Corporate & Marketing Communications | kaye.veazey@hexcel.com

Kurt Goddard | Vice President, Investor Relations | kurt.goddard@hexcel.com